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                                                                       EXHIBIT 4

             THE CATO CORPORATION 1993 EMPLOYEE STOCK PURCHASE PLAN
                                 PLAN DOCUMENT

1.0  PURPOSE OF PLAN

     The purpose of The Cato Corporation 1993 Employee Stock Purchase Plan (hereinafter "SPP" or "Plan") is to provide employees of The Cato Corporation (the "Company") with an opportunity to participate in the accumulation and potential appreciation of the Class A Common Stock, par value $0.03-1/3 per share ("Common Stock"), of the Company. The Company intends for the SPP to comply with the provisions of Section 423 of the Code, as in effect on October 1, 1993.

2.0  DEFINITIONS

     2.1  Board of Directors: The Board of Directors of the Company.

     2.2  Code:  Internal Revenue Code of 1986, as amended.

     2.3 Compensation: W-2 compensation plus salary reductions from the Company's 401(k) and Flexible Spending Account, less any income related to relocation, one time or annual performance bonuses and stock plans.

     2.4 Designated Enrollment Period: The period 30 days before the beginning of each offering period.

     2.5 Eligible Employees: All active employees, who are customarily employed by the Company for more than 20 hours per week and more than five months per calendar year and who have reached the age required to enter into enforceable contracts in the employee's state of residence.

     2.6 Stock Option Committee: A committee consisting of the outside members of the Board of Directors. Members of the Stock Option Committee shall not be eligible to participate in the Plan and shall be "disinterested persons" within the meaning of Section 16 and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

3.0  EFFECTIVE DATE

      The SPP shall become effective on the date of the filing of a registration statement with the Securities and Exchange Commission pertaining to the Common Stock to be issued under the Plan, provided that the Plan must be approved by the Company's shareholders within twelve months of the date of its adoption by the Company. Rights of Eligible Employees are conditional upon shareholder approval of the Plan.

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4.0  ADMINISTRATION

     4.1 The SSP shall be administered by the Stock Option Committee ("Committee"). Members of the Committee receive no additional compensation for administering the SPP.

     4.2 Subject to the provisions of the SPP and relevant law, the Committee shall have complete authority in its sole discretion: (i) to specify the purchase price, subject to Section 6 hereof, of shares to be purchased under the SPP; (ii) to interpret the SPP; (iii) to prescribe, amend and rescind rules and regulations relating to the SPP; (iv) to amend the SPP to conform with relevant law; and (v) to make all other determinations and to do all other acts deemed necessary or advisable for the administration of the SPP. The Committee's determination on the foregoing matters shall be conclusive. No member of the Committee or the Board of Directors shall be liable for any action or determination concerning the SPP made in good faith.

5.0  ELIGIBILITY AND PARTICIPATION IN THE PLAN

     5.1  Offering Dates

          Each SPP offering period is a six month period, commencing October 1 and April 1 (the "offering periods" or "offering period"). The initial offering period will commence on October 1, 1993 and will end on March 31, 1994. The Committee shall have the power to change the duration and effective dates of the offering periods.

     5.2  Participation in the Plan

          5.2.1     Enrollment

                    An Eligible Employee may elect to participate in the SPP by completing and submitting a subscription agreement during the applicable Designated Enrollment Period. Once enrolled, and providing that the employee remains eligible for the SPP, the employee's participation and payroll deduction rate will continue through ensuing offering periods unless the employee cancels or changes such participation via the designated change form.


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                    An Eligible Employee may only enroll within the Designated
                    Enrollment Period. An employee who becomes eligible after an enrollment period is closed may enroll only during a subsequent Designated Enrollment Period.

          5.2.2     Cancellation

                    A participant may cancel his/her participation in the SPP at any time. If a participant cancels his/her participation on or before March 15 and September 15 of each offering period by submitting the designated form to the Human Resources Department, payroll deductions withheld during that offering period will be refunded to the employee as soon as practicable. If a participant cancels his/her participation after March 15 and September 15 of each offering period, payroll deferral during the offering period will be used to purchase Common Stock pursuant to Section 6.2, 6.3 and 6.4 and the participant's account may be closed. No interest will be paid on any amount refunded.

                    Upon withdrawal, the participant's account may be closed and certificates for all whole shares of Common Stock in the participant's account may be issued to the participant. The participant will receive cash from any fractional shares and any uninvested payroll deductions in the account except as provided above.

                    Upon the request of a participant in his/her notice of cancellation, all (but not less than all) of the shares in the participant's account will be sold as soon as practicable at market price. The net proceeds of the sale (the total sales price of all shares of Common Stock sold less the costs of sale) will be distributed to the participant. If the participant does not request that shares of stock in his/her account be sold, certificates for such shares will be distributed to the participant.

                    Notice of a participant's death constitutes notice of withdrawal from the Plan. Settlement of the participant's account will be made pursuant to Section 8.3.


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                  To reinstate his/her participation, the employee must
                  re-enroll during any subsequent Designated Enrollment Period. However, if the employee is an officer subject to Section 16(b) of the Exchange Act, of the Company, the employee may not re-enroll during the next enrollment period but must wait at least six months from the date of cancellation, and thereafter may re-enroll during any subsequent Designated Enrollment Period.

         5.2.3    Changes

                  Changes, other than cancellation as noted in Section 5.2.2 above, may be made only during the Designated Enrollment Periods. Such changes will be effective at the beginning of the offering period following such Designated Enrollment Period.

     6.0  NUMBER OF SHARES AND PRICE

          6.1 The number of shares of Common Stock available for purchase under the SPP shall be five hundred thousand (500,000) shares. Shares not purchased by participants during any offering period will be carried over to each subsequent offering period. The number of shares covered by the SPP is subject to adjustment in the event of stock split or other transaction described in Section 9.1.

          6.2 The purchase price at which shares will be sold during each SPP offering period is 85% of the lower of the fair market value at
               (1) the beginning date of such offering period or (2) the ending date of such offering period. The fair market value of the Common Stock on a given date is the closing or last sale price on the NASDAQ/National Market System for that date. If the offering period begins or ends on a day when the NASDAQ/National Market System does not trade, the fair market value shall be determined by using the closing or last sale price on the last trading day immediately preceding the beginning or ending day of the offering period. Shares shall be purchased as soon as practicable after the end of each offering period.



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     6.3   An Eligible Employee may elect to allocate from 1% to 10%, in whole percentages, of his/her compensation, through payroll deduction, to purchase shares through the SPP. Eligible Employees who are paid bi-weekly must allocate a minimum of $10.00 per pay period. Eligible Employees who are paid monthly must allocate a minimum of $20.00 per pay period. Each Eligible Employee who is a participant in the Plan on April 15 of each year may make a one time election on April 15 of each year to purchase shares through the SPP in an amount not to exceed $10,000. The participant shall indicate his/her intent to make a one time purchase by returning an election form and a check representing the amount of the election by April 10 to the Company. A participant who is an officer subject to Section 16(b) of the Exchange Act must return an irrevocable election form on or before October 15 of the preceding year. The purchase price will be determined on April 15 using the same method and under the same conditions as indicated in Section 6.2 above (subject to the limitation in Section 6.7). All payroll deductions made for a participant are credited to his/her SPP account and are deposited into an interest bearing account and may be commingled with other Company funds. Interest earned on the account balance will be used to defray the expense of administering the Plan. If interest earned on the account balance exceeds the expenses incurred by the Plan, the excess interest shall accrue to the benefit of the Company to be used for general corporate purposes. The Company will pay expenses in excess of the amount generated by the interest on the account used to hold payroll deductions.

     6.4 The number of shares purchased by each participant at the end of each offering period will be determined by dividing the purchase price as defined in Section 6.2 above into the amount of payroll deduction withheld for that participant during the offering period, subject to SPP limitations detailed elsewhere in this Plan.

     6.5 If the number of shares elected to be purchased by participants exceeds the aggregate number of shares available during the offering period, the Company will reduce pro rata the number of shares available to each participant. Excess payroll deductions will be refunded.

     6.6 After purchases have been made, or after the offering date, the Company will issue the applicable number of Common Stock shares and, as soon as practicable after the end of such offering period or offering date, credit the account of each participant for the applicable number of shares and distribute to each participant a statement showing the number of shares (whole and fractional) credited to the account of the participant. A participant will receive Common Stock certificates for whole shares owned by the participant only upon written request to the

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               Company. The excess of any payroll deduction required to purchase the applicable number of shares of Common Stock, including amounts attributable to fractional share interests, will be carried over to the next offering period. No fractional shares may be issued under the SPP. If the participant chooses not to participate in the next offering period, the participant's cancellation will be handled pursuant to Section 5.2.2.

        6.7 Notwithstanding any other provisions of this SPP, the fair market value of shares that may be purchased by any participant during any calendar year, pursuant to this SPP or any other plan maintained by the Company or any Subsidiary that constitutes an employee stock purchase plan within the meaning of Section 423 of the Code, shall in no event exceed $25,000, and no participant shall have the right to purchase shares under the SPP to the extent such purchase would cause the participant to own stock aggregating 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary as described in Section 424(d) of the Code.

        6.8 A participant may purchase shares under the SPP only if such participant is an employee on both the first day and the last business day of such offering period. No participant shall have any of the rights of a shareholder with respect to shares purchased under the SPP until the purchase price for such shares has been paid and either the participant's account has been credited with such shares or certificates for such shares have been issued to the participant.

        6.9 With respect to shares purchased under the SPP by officers subject to Section 16(b) of the Exchange Act, such persons acknowledge that to avail themselves of the exemption from
               Section 16(b), such shares must be held for a minimum period of six months from the date of purchase to the date of disposition of the shares.

        6.10 An employee of the Company or lineal descendants of the employee may not participate in the Plan if such employee owns stock aggregating five (5) percent or more of the total combined voting power or value of all classes of stock of the Company.

7.0     NO CONTRACT OF EMPLOYMENT

        Participation in the SPP shall neither constitute a contract of employment nor convey to any employee any right to continue in the employment of the Company or to continue to be involved in any business in which the Company may engage.

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8.0  EMPLOYMENT TERMINATION, DEATH, DISABILITY, RETIREMENT AND LEAVES OF
     ABSENCE

     8.1 If a participant terminates employment for any reason, including death, disability or retirement, or no longer meets the eligibility requirements for any reason other than a leave of absence as detailed in Section 8.2 below, his/her account balance representing partial shares shall be paid in cash in accordance with the cancellation provisions in Section 5.2.2 above. A certificate shall be issued for whole shares.

     8.2 If a participant is on an unpaid leave of absence for up to a maximum of twelve weeks during an offering period, provided that she/he is an active participant (not terminated) on the beginning and ending dates of such offering period, she/he may remain in the SPP for that period. If the leave exceeds twelve weeks, or if the employee is not on active status (terminated) at the beginning and ending dates of the offering period, participation will be automatically cancelled and the account balance paid in accordance with the cancellation provisions in Section 5.2.2 above.

     8.3 A participant may designate, in writing via the enrollment form, a beneficiary. In the event of a participant's death, his/her designated beneficiary shall receive shares and cash in full repayment of the amounts deposited in the participant's account and cash for the payroll deductions, if any, for the current offering period. In the case of a married participant who resides in a community property state, no party other than the participant's spouse may be named as primary beneficiary without the written consent of the spouse. In the absence of a designated beneficiary, the account balance of a married participant will be paid to the participant's spouse, and the account balance of an unmarried participant will be paid to the participant's estate.

     8.4 The Committee shall have the discretion to make decisions about rights of participants and obligations of the SPP in situations of death, disability, retirement, and leaves of absence and all decisions of the Committee shall be final and binding on all affected parties.

9.0  CAPITAL CHANGES

     9.1 If the outstanding shares of Common Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company, with or without receipt of consideration by the Company, through reorganization, merger, recapitalization,

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          reclassification, stock split, stock consolidation, stock dividend, or similar event, then an appropriate and proportionate adjustment shall be made in the number and kind of shares or other securities which may be purchased under the SPP.

     9.2 Adjustments under Section 9.1 hereof shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive as to all affected parties. No fractional shares shall be issued under the Plan on account of any such adjustment but total ownership balance (whole and fractional shares) will be considered for such adjustments.

10.0 RECORDKEEPING

     10.1 A recordkeeper on agent will be designated for the SPP. All expenses of establishing and administering the SPP, in excess of interest earned on the account to hold participants' payroll deductions, will be paid by the Company without charge to participants.

     10.2 A statement will be sent to each participant as soon as practicable after the end of each offering period. The statement will include payroll deduction totals, fair market values at the beginning and end of the offering period, purchase price, shares purchased (whole and fractional) and shares allocated.

11.0 RESTRICTIONS ON ASSIGNMENT OF PLAN RIGHTS

     Subject to the provisions hereof, a participant may not sell, pledge or otherwise assign or transfer his/her right to purchase shares under the Plan, his/her account under the Plan, or any interest therein, or any cash or shares credited to such account. A participant who desires to sell, pledge or otherwise assign or transfer shares in his/her account must request that certificates for such shares be issued in the participant's name as provided herein.

12.0 CONSENT OF PARTICIPANTS

     Each participant shall be bound by the terms and conditions of the SPP as such terms and conditions may be amended from time to time.

13.0 AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors shall have the right to modify or terminate the SPP in its sole discretion at any time, without the approval of shareholders except as required by applicable law. The approval of the Company's shareholders shall be required for, among other things, any amendment that will increase the

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     number of shares reserved under the SPP, as such number may be adjusted pursuant to Sections 6.1 and 9.0 hereof; reduce the price of shares to be purchased under the SPP below the price determined in accordance with
     Section 6.0 thereof; or cause the Plan to fail to comply with Section 423 of the Code. The SPP shall terminate on September 30, 2003 unless it has been previously terminated by the Board of Directors.

14.0 TAXATION

     Any taxes required by law to be withheld on account of the SPP shall be deducted and withheld accordingly. A participant may become liable for taxes when she/he disposes of shares acquired through this SPP. The Company shall not be responsible for any effect that the SPP may have on an individual's taxes.

15.0 GOVERNING LAW

     The interpretation and performance of this SPP shall be governed by the laws of the State of Delaware.

16.0 DIVIDENDS

     Dividends will be paid on all shares held in each participant's account under the Plan on the basis of full and fractional shares held in the account on the record dates for such dividends. Dividend payments will be reinvested in additional shares of Common Stock on the dividend payable date at 85% of the fair market value determined as the closing price or last sale price on the NASDAQ/National Market System for that date. If the dividend payable date falls on a day when the NASDAQ/National Market System does not trade, the fair market value shall be determined by using the closing or last sale price on the last trading day immediately preceding the dividend payable date. Shares will be purchased as soon as practicable after the dividend payable date.

17.0 RESTRICTIONS ON RESALE

     Shares of Common Stock for which certificates have been issued in the participant's name as provided herein are freely transferable and will not be subject to specific transfer restrictions except as defined in
     Section 6.9 and except for purchases made on the one-time purchase date of April 15. One-time purchases made on April 15 are subject to and must be held for a minimum period of six months from the date of grant to the date of disposition of the shares.


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